SOUTHWESTERN ENERGY COMPANY 2013 INCENTIVE PLAN

DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT

SOUTHWESTERN ENERGY COMPANY, a Delaware corporation (“Southwestern”), has on this [___] day of [_____________], [____] (the “Award Date”) granted to [_______________], (the “Participant”) a Restricted Stock Unit Award  with respect to shares of Southwestern’s Common Stock ($.01 par value) (“the “Award”).  This Award is subject to the terms of this Restricted Stock Unit Award Agreement (the “Agreement”) and is made pursuant to the Southwestern Energy Company 2013 Incentive Plan (the “Plan”) which is incorporated into this Agreement by reference. Any capitalized terms used herein that are otherwise undefined shall have the meaning provided in the Plan.

1.

Acceptance of Terms and Conditions.  By acknowledging and accepting this Award, you agree to be bound by the terms and conditions of this Agreement, the Plan (including without limitation, Section 12 of the Plan), and all conditions established by Southwestern in connection with Awards issued under the Plan, and you further acknowledge and agree that this Award does not confer any legal or equitable right (other than those rights constituting the Award itself) against Southwestern or any Subsidiary (collectively, the “Company”) directly or indirectly, or give rise to any cause of action at law or in equity against the Company. To vest in the Restricted Stock Units (“RSUs”) described in this Agreement, you must accept this Award. If you fail to accept this Award prior to the first Vesting Date, the Award will be cancelled and forfeited.

2.

Grant.  Subject to the restrictions, limitations, terms and conditions specified in the Plan and this Agreement, effective as of the Award Date, Southwestern hereby grants the Participant ______ RSUs.

3.

Vesting.  Except as otherwise provided in Sections 5 and 7 of this Agreement, on each of the dates set forth below (each a “Vesting Date”), subject to the Participant’s continued service on the Board of Directors of Southwestern ( the “Board”), the Participant will become vested in the below-stated percentage of the total number of RSUs granted with respect to this Award, until the Participant is 100% vested in the RSUs:

Percentage of Total RSUs Granted under Award	Vesting Date
[%]	[Vest Date]
[%]	[Vest Date]
[%]	[Vest Date]

4.

Settlement of RSUs.  Within thirty (30) days following the vesting of any RSUs granted pursuant to this Agreement under Section 2, Section 5 or Section 7, of this Agreement, subject to Section 9 hereof, Southwestern will issue and deliver to the Participant a share of Common Stock with respect to each vested RSU.

5.

Discontinuance of Participant’s Term.

(a)

Death, Disability or Retirement If the term of the Participant’s membership on the Board expires or is discontinued as a result of the Participant’s death, Disability, or Retirement, all unvested RSUs held by such Participant on the date of the expiration or discontinuance of such Participant’s membership on the Board shall become fully vested and will be settled in accordance with Section 4 above.

(b)

Other Terminations.  Other Expiration or Discontinuation of Participant’s Term on the Board.  If the term of the Participant’s membership on the Board expires or is discontinued for any reason other than those specified in Section 5(a) above, all unvested RSUs on the date of the expiration or discontinuance of such Participant’s membership on the Board shall be forfeited on the date of such expiration or discontinuance of the Participant’s membership on the Board, without any payment of consideration by the Company to the Participant.

6.

Change in Control.  Upon a Change in Control, as defined in the Plan, all unvested RSUs shall fully vest and will be settled in accordance with Section 4 above.

7.

Limitations on Transfer.  Prior to vesting of the RSUs granted pursuant to this Award, the RSUs may not be transferred by the Participant under any circumstances and any transfer of the Participant’s rights with respect to these RSUs, whether voluntary or involuntary, by operation of law or otherwise, will result in the cancellation and forfeiture of this Award and the transfer shall be of no force or effect.

8.

Responsibility for Taxes.  The Participant shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, which he or she incurs in connection with the vesting, or settlement of this Award, in accordance with Section 16 of the Plan.  However, upon the exercise or settlement of any Award in cash, or any payment with respect to any Award, the Company shall have the right to withhold from any payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state, local and/or non-U.S. withholding tax requirements, if any, attributable to such exercise, settlement or payment.

9.

Section 409A of the Code.  The benefits provided hereunder shall be paid in such a manner as to satisfy Section 409A of the Code or an exception to the application of Section 409A of the Code. To the extent that these benefits become subject to Section 409A of the Code, this Agreement and the Plan shall be interpreted and construed to the fullest extent allowed under Section 409A of the Code and the applicable guidance thereunder to satisfy the requirements of an exception or to comply with Section 409A of the Code and the applicable guidance thereunder and to avoid any additional tax thereunder.  Notwithstanding the foregoing or any provision of this Agreement or the Plan to the contrary, in no event shall the Company be liable to a Participant on account of an Award’s failure to (i) qualify for favorable U.S. or non-U.S. tax treatment or (ii) avoid adverse tax treatment under U.S. or non-U.S. law, including, without limitation, Section 409A of the Code.

10.

Conformity with the Plan. This Agreement is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan. If there is any conflict between the terms and conditions of the Plan and this Agreement the terms of the Plan, as interpreted by the Committee, shall govern.

11.

Consent to Transfer Personal Data. The Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 13. The Company holds certain personal information about the Participant for the purpose of managing and administering the Plan (the “Data”). The Company may transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Participant authorizes the Company and any third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any shares of Common Stock acquired or received pursuant to the Plan.

12.

Confidentiality. The Participant agrees not to disclose the existence or terms of this Award to any other members of the Board or third parties with the exception of the Participant’s accountants, attorneys, or spouse, and shall ensure that none of them discloses such existence or terms to any other person, except as required to comply with legal process.

13.

Failure to Comply; Recoupment.

(a)

In addition to the remedies provided for in the Plan, if the Participant fails to comply with any of the terms and conditions of the Plan or this Agreement, unless such failure is remedied within ten days after the Participant is notified of such failure by the Committee, such failure to comply shall be grounds for the cancellation and forfeiture of this Award, in whole or in part, as the Committee may determine.

(b)

Notwithstanding anything herein to the contrary, the Company will be entitled to the extent permitted or required by applicable law or Company policy as in effect from time to time to recoup compensation of whatever kind paid by the Company or any of its Subsidiaries at any time to a Participant under the Plan, including any benefits the Participant may receive in connection with the grant or vesting of RSUs pursuant to this Agreement.

14.

Rights as a Stockholder.  Except as otherwise expressly provided in this Agreement or the Plan, the Participant shall not have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to this Award granted pursuant to the Plan until the date (if any) of the issuance of such shares of Common Stock or the date as of which the Company records the Participant or his or her nominee as the owner of such shares of Common Stock, free and clear of any restrictions or conditions pursuant to the Plan or this Agreement, in its books and records.

15.

Modification. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof.  The Committee may amend, modify or terminate this Agreement in accordance with Section 17 of the Plan, provided that no such amendment or modification shall adversely affect the right of the Participant under this Agreement without the Participant’s written consent other than as set forth in Section 17(b) of the Plan.

16.

Governing Law. All matters arising under this Agreement, including matters of validity, construction and interpretation, shall be governed by the internal laws of the State of Delaware, without regard to any state’s conflict of law principles.

17.

Electronic Delivery and Acceptance.  Southwestern may, in its sole and absolute discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means and/or require the Participant to accept this Award or any future Award by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees that acceptance of this Award and any future Award may be through an on-line or electronic system established and maintained by Southwestern or a third party designated by Southwestern.

18.

Severability.  Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

19.

Waiver.  The waiver by the Company with respect to your compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of such party of a provision of this Agreement.

20.

Participant Acknowledgment.  By accepting this Agreement, the Participant agrees to be bound to all of the terms and conditions of this Agreement and the Plan as the same may be amended from time to time.

IN WITNESS WHEREOF, Southwestern has caused this Agreement to be executed by its undersigned duly authorized officer as of the ____ day of ________, 20____.

ATTEST:

SOUTHWESTERN ENERGY COMPANY

By:

_____________________________

By:

_______________________________

On this ____ day of ____________, _____, the undersigned hereby acknowledges, accepts, and agrees to all terms and provisions of the foregoing Agreement.

______________________________________

Participant